Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Consulting Agreement”) is made by and between Marlin Business Services Corp., a Pennsylvania corporation (“Company”), and Daniel P. Dyer (“Dyer”) (each, a “Party”, collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, prior to his retirement, Dyer served as Company’s Chief Executive Officer and has significant knowledge regarding Company’s business and business plans and general experience in the industry which are valuable to Company; and

WHEREAS, Company desires to engage the services of Dyer for a period of time following his retirement to advise Company with respect to various business matters, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual promises hereinafter expressed, the Parties do mutually agree as follows:

1.                  Consulting Term. Subject to the terms and conditions of this Consulting Agreement, Company hereby retains Dyer’s services as a consultant for the Consulting Term (as defined below) and Dyer hereby agrees to render consulting services to Company during the Consulting Term in accordance with this Consulting Agreement. The “Consulting Term” shall be the period commencing on the date Dyer ceases to serve as Company’s Chief Executive Officer (“Date of Termination” as such term is defined in the Employment Agreement) and shall continue until the first anniversary of the Date of Termination, unless sooner terminated by either Party in accordance with this Consulting Agreement. Either Party may terminate this Consulting Agreement upon written notice to the other Party in the event of a breach of (a) this Consulting Agreement, (b) the Separation Agreement dated as of October 20, 2015 between the Parties or (c) the Employment Agreement (as defined below), if such breach (if capable of being remedied) is not remedied within ten (10) days following delivery of written notice of such breach.

2.                  Duties. Dyer agrees that, during the Consulting Term, while he is obligated to provide services to Company pursuant to this Consulting Agreement, he shall provide services (the “Consulting Services”) to Company as directed by Company’s Board of Directors (the “Board”) relating to strategic matters and other matters relating to Company’s business. Dyer shall be available to provide Consulting Services under this Consulting Agreement as and when needed, it being understood that Dyer shall be required to provide Consulting Services as directed by the Board, but no more than 35 hours per calendar month. Except as otherwise specifically provided in this Consulting Agreement, nothing in this Section 2 shall preclude Dyer from performing services for persons or entities other than Company to the extent such services do not (a) interfere with his obligations under this Consulting Agreement or (b) violate the restrictive covenants in Dyer’s employment agreement dated October 14, 2003, as amended by the Amendment 2008-1 to the employment agreement dated December 31, 2008 (collectively, the “Employment Agreement”), which survive the termination of the Employment Agreement. It is specifically acknowledged and agreed that Company shall not be obligated to give Dyer any assignments or provide him with office facilities during the Consulting Term.

3.                  Fees and Benefits. Subject to the terms and conditions of this Consulting Agreement, during the Consulting Term while Dyer is obligated to provide services to Company pursuant to this Consulting Agreement, Dyer shall be entitled to a “Consulting Fee” for each calendar quarter in the amount of $25,000, commencing with the Date of Termination. The Consulting Fee for any quarter shall be paid quarterly in arrears and shall be pro rated for any partial quarters. Dyer shall not be entitled to any other payments or benefits from Company for his services hereunder.

4.                  Duties and Fees Upon Termination. Dyer shall have no obligation to provide services pursuant to this Consulting Agreement, and Company shall have no obligation to pay any Consulting Fees to Dyer:

(a)	for periods after the last day of the Consulting Term;

(b)	for periods after Dyer’s death;

(c)	for periods after Company terminates this Consulting Agreement; or

(d)	for periods after Dyer terminates this Consulting Agreement.

5.                  Independent Contractor Status. It is agreed and understood between the Parties that the Consulting Services performed by Dyer pursuant to this Consulting Agreement will be performed as an independent contractor and not as an employee of Company or its affiliates. Dyer shall be solely responsible for, and shall pay, any taxes or other amounts payable with respect to payments made to him by Company pursuant to this Consulting Agreement. Nothing contained in this Consulting Agreement shall be construed to create an agency, joint venture, or partnership between the Parties.

6.                  Ability to Bind the Other Party. Nothing in this Consulting Agreement will be deemed to create or to provide either Party with the right, power, authority, whether express or implied, to create any duty or obligation on behalf of the other Party. Without limiting the generality of the foregoing, Dyer shall have no power to bind Company.

7.                  Performance of Work. Dyer warrants and represents that he will exercise due professional care and competence in the performance of any and all Consulting Services hereunder.

8.                  Limitation of Liability. To the extent permitted by applicable law, in no event will either Party be liable under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Consulting Agreement, even if such Party has been advised of the possibility of such damages.

9.                  Reliance by Dyer. Dyer acknowledges that, in his decision to enter into this Consulting Agreement, he has not relied on any representations, promises, or agreements of any kind, including oral statements by representatives of Company, except as set forth in this Consulting Agreement.

10.              Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) or (c) five (5) business days after being deposited in the mail, certified or registered, postage prepaid:

If to Dyer, addressed as follows:

Daniel P. Dyer

1 Broadacres Court

Moorestown, NJ 08057

If to Company, addressed as follows:

Marlin Business Services Corp.
300 Fellowship Road
Mount Laurel, NJ 08054
Attention: General Counsel
Facsimile: 856.813.2878

or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.

11.              Nonalienation. Except as required by applicable law, the interests of Dyer under this Consulting Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Dyer’s creditors or beneficiaries or estate.

12.              Governing Law. This Consulting Agreement, and the rights and obligations of the Parties hereto, shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of the conflicts of laws.

13.              Severability. If any provision hereof is unenforceable, such provision shall be fully severable, and this Consulting Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Consulting Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

14.              Amendments. This Consulting Agreement may be amended or canceled only by mutual agreement of the Parties in writing without the consent of any other person. So long as Dyer lives, no person, other than the Parties hereto, shall have any rights under or interest in this Consulting Agreement or the subject matter hereof. It is the intent of the Parties that all payments hereunder comply with the requirements of Section 409A of Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder and that this Consulting Agreement shall be interpreted and administered in accordance with such intent.

15.              Waiver of Breach. No waiver by either Party hereto of a breach of any provision of this Consulting Agreement by the other Party, or of compliance with any condition or provision of this Consulting Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provisions and conditions at the same or any subsequent time. The failure of either Party hereto to take any action by reason of such breach will not deprive such Party of the right to take actions at any time while such breach continues.

16.              Counterparts. This Consulting Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement. This Consulting Agreement may be executed by facsimile signature and each Party may fully rely upon facsimile execution; this Consulting Agreement shall be fully enforceable against a Party which has executed the Consulting Agreement by facsimile.

17.              Entire Agreement. Except for the surviving provisions of Dyer’s Employment Agreement, this Consulting Agreement sets forth the agreements and understandings concerning the subject matter hereof including Dyer’s relationship with Company and compensation by Company after the Date of Termination, and supersedes any other written or oral negotiations, agreements, understandings, representations or practices concerning such subject matter including Dyer’s relationship with Company and compensation by Company.

18.              Assignment. Dyer will not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Consulting Agreement without prior written consent of Company. Any attempt to assign this Consulting Agreement in violation of the foregoing shall be null and void from the start, shall be deemed a material breach of this Consulting Agreement and shall be non-binding on Company. This Consulting Agreement shall be binding on, and inure to the benefit of, Company and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of Company.

19.              Force Majeure. Nonperformance by either Party will be excused to the extent performance is rendered impossible due to causes beyond such Party’s reasonable control and without its negligent or willful misconduct, including, without limitation, acts of God, natural disasters, war or other hostilities, labor disputes, civil disturbances, governmental acts, orders or regulations, third party nonperformance or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment. For the avoidance of doubt, if any of the events or circumstances listed in this Section 19 affects Dyer’s ability to perform his obligations under this Consulting Agreement, Company will not be obligated to pay the Consulting Fee for the applicable period of non-performance.

20.              Rules of Construction. Dyer and Company each acknowledge that they have been represented by competent counsel during the negotiation and execution of this Consulting Agreement and therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in any agreement will be construed against the Party drafting such Consulting Agreement.

ACCEPTED AND AGREED:

MARLIN BUSINESS SERVICES CORP.	DANIEL P. DYER

By: /s/ Edward R. Dietz	By: /s/ Daniel P. Dyer

Print Name: Edward R. Dietz	Print Name: Daniel P. Dyer
Title: Senior VP & General Counsel	Date: 10.20.2015
Date: 10.20.2015